Exhibit 10.1

July 16, 2024

Paul J. Caudill

Dear Paul:

This letter (this “Agreement”) confirms the terms of your engagement to provide consulting services to Centuri Holdings, Inc. (“Holdings”) and Centuri Group, Inc. (the “Group” and, together with Holdings, the “Company”), effective as of July 1, 2024 (the “Effective Date”).

1. Consulting Services. During the Term (defined below), you shall provide consulting services to the Group and its Affiliates (defined below). Specifically, from the Effective Date through July 31, 2024 (or such earlier date as the current Chief Executive Officer ceases serving in such role), you will serve as Senior Advisor to the Chief Executive Officer and shall have duties, responsibilities and authorities specified by the Chief Executive Officer and the Board of Directors of Holdings (the “Board”). For the remainder of the Term (defined below), you will serve as Interim President and Chief Executive Officer of Holdings and the Group, and shall have the duties, responsibilities and authorities customary for such a position in an organization of the size and nature of the Company, subject to the ability of the Board to expand, change or limit such duties, responsibilities and authorities in the Board’s sole discretion (all services during the Term, the “Services”). You shall report directly to the Board, and you shall devote your best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and their Affiliates (defined below). This Agreement and your Services will continue until terminated in accordance with the provisions of Section 3 or Section 6 below, as applicable. Your Independent Contractor Consulting Agreement, by and between you and Centuri Construction Group, Inc., dated April 1, 2019, as amended, and all obligations thereunder, shall terminate in their entirety effective as of June 30, 2024, and are of no further force or effect.

2. Relationship of Parties. You and the Company expressly agree that in providing Services to the Company under this Agreement you will be an independent contractor and will not be an employee of the Company or any of their Affiliates (the “Consulting Relationship”). You and the Company further agree that you will provide Services hereunder independently and will not receive training or direction from the Company or any of their Affiliates, other than as to the goals to be achieved through the provision of such Services contemplated in this Agreement. For purposes of this Agreement, “Affiliates” means all entities directly or indirectly controlling, controlled by or under common control with Holdings or Group, as applicable.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for an initial term of six months thereafter (the “Initial Term”). If, as of the last day of the Initial Term, a successor Chief Executive Officer has not been appointed by the Board and this Agreement has not been terminated pursuant to Section 6, the term of this Agreement may be extended for successive one-month periods thereafter by written agreement between you and the Company unless and until a successive Chief Executive Officer is appointed by the Board (the “Extended Term”, and together with the Initial Term, the “Term”). The Initial Term and any Extended Term may expire before the final day thereof pursuant to Section 6.

4. Consulting Fees. In exchange for the Services that you provide to the Company under this Agreement, the Company will provide you with the following:

a.

Monthly Stipend. During the Term, you will be paid a consulting fee at the monthly rate of $275,000 in arrears (the “Consulting Fees”). You acknowledge that you will receive an Internal Revenue Service Form 1099 from the Company, and that you shall be solely responsible for all federal, state, and local taxes, in accordance with Section 5. For the avoidance of doubt, you shall not be entitled to any additional cash, bonus or other cash-based incentives, and your entitlement to Consulting Fees is conditioned upon your provision of full-time Services in accordance with the terms of this Agreement even if a successor Chief Executive Officer is named prior to the completion of the Term.

b.

Expenses. You agree to present appropriate documentation for all reasonable business expenses incurred in connection with your performance of the Services in accordance with the Company’s expense reimbursement policy.

c.

Equity Incentive Award. On or promptly following the Effective Date, subject to the approval by the Board (or the Compensation Committee thereof), Holdings will grant to you an award of time-based restricted stock units valued at $500,000, with such value determined by the closing stock price of Holdings’ common stock on July 1, 2024 (the “RSUs”). The RSUs will vest in full on the one-year anniversary of the Effective Date and, except as otherwise set forth in the form of award agreement attached as Exhibit A to this Agreement, shall be subject to your continued provision of Services through the vesting date.

5. Taxes and Benefits.

a.

Taxes and Benefits. You acknowledge and agree that, as an independent contractor, all amounts paid in respect of your Services shall represent fees for services as an independent contractor and you shall bear all tax-related and other such liability as may result from the provision of Services hereunder, including remittances for any personal taxes, self-employment taxes, insurance premiums or any other duties, levies or taxes. You further agree that, as an independent contractor, you shall not be entitled to nor participate in any Company employee benefit plans nor receive any benefits thereunder, except for holiday and vacation benefits as described below.

b.

Holidays and Vacation. You will be eligible for paid vacation time and holidays in accordance with the Company’s policies for executive officers, as such policies may exist from time to time, during the Term. Pursuant to Company policies, vacation time will not be accrued or paid upon termination.

6. Termination. Pursuant to Section 3, the Consulting Relationship hereunder will continue for the Term, provided, however, that either you or the Company may terminate the Term and the Consulting Relationship at any time upon 30 days’ advance written notice to the other party. Upon termination of the Term and the Consulting Relationship for any reason, the Company shall provide you payment for any earned but unpaid Consulting Fees through the date of termination and payment or reimbursement of expenses that are satisfactorily documented and substantiated in accordance with Section 4 above, in each case solely to the extent not already paid. Additionally, if the Company terminates the Term and the Consulting Relationship without Cause (as defined below) and not due to your death or Disability (defined below) during the Initial Term (including any such termination in connection with the appointment of a successor Chief Executive Officer), you will continue to receive the Consulting Fees through the end of the Initial Term, subject to your execution and nonrevocation of a release in favor of the Company in a form to be provided by the Company. For the avoidance of doubt, if the Term and the Consulting Relationship terminate for any reason other than as set forth in the preceding sentence, you will not be entitled to any Consulting Fees other than for earned but unpaid Consulting Fees through the date of termination.

a.

For purposes of this Agreement, “Cause” shall mean: (a) negligence in the performance of, intentional nonperformance of, or inattention to your material duties and responsibilities hereunder, any of which continue for 30 business days after receipt of written notice of need to cure the same; (b) your willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company; (c) your violation of any of the Company’s policies or procedures, which violation is not cured by you within 30 business days after you have been given written notice thereof; (d) your conviction of, a plea of nolo contendere to, or a guilty plea or a confession by you to an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude; (e) your use of illegal substances or habitual drunkenness that interferes with your ability to discharge your duties, responsibilities, or obligations to the Company, as determined in the Board’s sole discretion; or (f) the breach by you of a material provision of this offer letter if you do not cure such breach within 30 business days after you have been given written notice thereof.

b.

For purposes of this Agreement, “Disability” means that you are unable to engage in any substantial gainful activity by reason of a physical or mental impairment that is expected to result in death or to last six months or more or you become eligible for long term disability payments under the Company’s applicable long term disability program.

7. Confidentiality.

a.

You acknowledge that you will acquire information about certain matters and things which are confidential to the Company, Southwest Gas Holdings, Inc., and their parents, subsidiaries, and affiliates (the “Company Group”) and/or their clients and customers and/or suppliers, which information is the exclusive property of the Company or which the Company owes a third party a duty of confidentiality (“Confidential Information”). Confidential Information includes all confidential data, knowledge, or information and materials, in whatever form, tangible or intangible, including, but not limited to, research, development, data, software, programs, tools, designs, diagrams, schematics, plans, projects, manuals, files, photographs, inventions, ideas, concepts, products, protypes, instruments, equipment, formulas, methods, and techniques. As a result, during the Term and at all times thereafter, you agree to maintain the confidentiality of all Confidential Information and that you will not use, reproduce, or disclose any Confidential Information except to the extent necessary to perform your Services or as permitted by a duly authorized representative of the Company. You will also ensure that your agents and employees abide by your obligations of confidentiality regarding the Confidential Information. You further acknowledge and represent to the Company that (a) in performing the Services, you shall not use any Confidential Information of any present or prior client, nor of any employer, proprietor or other third party, and (b) neither you nor any company, partnership, limited liability company or other business in which you have an interest is a party to any agreement or obligation with any third party that conflicts with the Services or any obligations under this Agreement. Confidential Information does not include any information or materials that you can prove by written evidence: (i) is or becomes publicly known through lawful means and through no fault of your own; (ii) was rightfully in your possession or part of your general knowledge prior to your commencement of Services; or (iii) is disclosed to you without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions. If you are uncertain as to whether particular information or materials are Confidential Information, you are required to request a written opinion as to their status.

b.

Nothing in this Agreement or any other agreement between the parties or any other policies of the Company prohibits or restricts you from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or pursuant to the Sarbanes-Oxley Act; (c) accepting any U.S. Securities and Exchange Commission awards; (d) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good-faith concerns about possible violations of law or regulation; or (e) discussing or disclosing any underlying facts relating to sexual harassment or sexual assault.

c.	You acknowledge receipt of the following notice pursuant to 18 U.S.C. § 1833(b)(1) (Defend Trade Secrets Act):

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8. Inventions.

a.

Definitions. “Work Product” in this Agreement means all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice in any stage of development and relating in any way to the business or contemplated business, research, or development of the Company (regardless of when or where the work product is prepared or whose resources are used in preparing it). “Intellectual Property Rights” means all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights arising in any jurisdiction in the world and all related rights of priority under international conventions, including all pending and future applications and registrations and continuations, divisions, continuations-in-part, reissues, extensions, and renewals.

b.

Assignment and Excluded Inventions. You hereby assign, and agree to assign automatically upon creation, to the Company, without additional compensation, your entire right, title and interest (including, without limitation, all Intellectual Property Rights) in and to all Work Product made, conceived, developed, or resulting from any work performed by you (either alone or jointly with others) for or on behalf of the Company or its Affiliates and all benefits and privileges related thereto, (i) during the period of your Services, whether before or after the execution of this Agreement and whether or not made, conceived, or developed during business hours or (ii) during or after your Services, whether before or after the execution of this Agreement, if based on or using Proprietary Information or in connection with your Services. To the extent allowed by applicable law, the assignment of Work Product to the Company includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. You agree that all such Work Product is the sole property of the Company or any other entity designated by it, and all Intellectual Property Rights shall vest in and inure to the benefit of the Company or such other entity. You agree and acknowledge that all copyrightable Work Product shall be considered works made for hire prepared within the scope of your Services and you agree to waive, to the maximum extent permitted by law, any claims to any “moral rights” with respect to such Work Product. If you retain any right, title or interest with respect to any Work Product under applicable law, you hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to use, sell, copy, and otherwise exploit such Work Product and you agree not to make any claim against the Company or its affiliates with respect to such Work Product. You agree to cooperate with and assist the Company, and perform, during and after your Services, all acts requested by the Company, to apply for, establish, perfect, maintain, or enforce any of the benefits, right, and title in the Work Product. You acknowledge and agree that, except as provided, in writing with the Agreement, you do not own any Work Product which you wish to exclude from the scope of this Agreement.

9. Non-Exclusivity and Non-Competition.

a.

You and the Company agree that your Services hereunder are non-exclusive, and you shall be entitled to enter into contracts for service with other persons or entities from time to time, subject to the below restrictions.

b.

During the Term and for a period of twelve (12) months following the termination of this Agreement or the Term for any reason (the “Non-Compete Period”), you agree not to (except with the prior written consent of the Board), directly or indirectly, obtain or hold any Competitive Position (defined below) anywhere in a Restricted Territory (as defined below) for any Major Competitor (as defined below). Nothing in this Agreement shall prevent you from acquiring or holding publicly traded stock or other public securities of a competing company, so long as your ownership does not exceed two percent (2%) of the outstanding securities of such company.

c.

For purposes of this Agreement, “Business” means: (i) installation, replacement, repair, inspection and maintenance of any infrastructure within the energy sector, whether relating to oil, natural gas, electric power, or solar or other such renewables; (ii) installation, replacement, repair, inspection and maintenance of underground or overhead pipeline, cable, wire and conduit; (iii) street and roadway repairs, whether by asphalt or concrete; (iv) installation, replacement, repair, inspection and maintenance of industrial facilities, including shop fabrication; and (v) traffic control.

d.

For purposes of this Agreement, a “Competitive Position” means any employment, service or engagement (whether as owner, partner, shareholder, member, consultant, independent contractor, advisor, agent, employee, co-venturer or otherwise) in which you are or will be, directly or indirectly, (i) having duties and performing services similar to those duties held or those services performed by you for the Company or a Restricted Company Entity; or (ii) providing, selling, offering for sale or promoting the sale of any product, process, material, good or service that is the same as, is similar to, or competes with any product, process, material, good or service sole, offered for sale or promoted by either the Company or a Restricted Company Entity in conjunction with its businesses; or (iii) directing, supervising, or overseeing other persons who are providing, selling, offering for sale or promoting the sale of any product, process, material, good or service that is the same as, is similar to, or competes with any product, process, material, good or service sole, offered for sale or promoted by the Company or a Restricted Company Entity in conjunction with its businesses.

e.

For purposes of this Agreement, “Major Competitor” shall include any company, partnership, corporation or business venture of any nature that during the Term either: (x) has bid on any work packages for which Company or a Restricted Company Entity has also submitted a bid; or (ii) has been in the top ten (10) companies by revenue that engage in the same or similar Business as Company or a Restricted Company Entity.

f.

For purposes of this Agreement, a “Restricted Company Entity” means any entity in the Company Group for which you have performed services during the Term or about which you obtained Confidential Information. For the avoidance of doubt, the restrictions in this Section do not prevent competition against entities within the Company Group for which you performed no services or about which you received no Confidential Information during the Term.

g.

For the purposes of this Agreement, “Restricted Territory” means any of the following locations: (i) the fifty (50) mile radius around any business location of the Company or any Restricted Company Entity at which you provided services on a regular or occasional basis during the Term; (ii) the fifty (50) mile radius around your home if you worked from home on a regular or occasional basis during the Term; (iii) the fifty (50) mile radius around any potential business location of the Company or the a Restricted Company Entity under active consideration by the Company or a Restricted Company Entity to which you have traveled in connection with the consideration of that location; (iv) the states of Arizona and Nevada; and (v) any county, parish, or similar political subdivision in the United States, Canada, or any other country where you provided or oversaw services on behalf of the Company or a Restricted Company Entity or had a material presence during the Term.

10. Non-Solicitation of Employees and Consultants. During the Non-Compete Period, you agree not to, directly or indirectly, solicit or induce, or attempt to solicit or induce any employee or independent contractor of the Company or any employee or independent contractor of the Company or a Restricted Company Entity to: (i) terminate his or her relationship with the Company or Restricted Company Entity; (ii) otherwise diminish his or her relationship with the Company or Restricted Company Entity; or (ii) render services for any other person or entity that competes with the Company or Restricted Company Entity; provided that the restrictions in this Section only apply to employees and independent contractors of the Company and any Restricted Company Entity with whom during the Term: (x) you had contact; (y) you had managerial authority or reported to you; or (z) you learned Confidential Information about.

11. Non-Solicitation of Customers. During the Non-Compete Period, you agree not to, directly or indirectly: (a) solicit, induce, or attempt to solicit or induce any Customers (as defined below) of the Company or any Restricted Company Entity for purposes that are competitive to the Company or any Restricted Company Entity; (b) request or cause any Customers of the Company or any Restricted Company Entity to curtail, cancel, materially diminish or terminate their business with the Company or any Restricted Company Entity or elect not to do business with the Company or Restricted Company Entity; or (c) use Confidential Information to solicit any Customers (except where such solicitation is on the behalf of the Company or the Company Group); or (d) interfere with any business relationship or contract between the Company or any Restricted Company Entity and any Customer. For purposes of this Agreement, a “Customer” means any person or entity that during the Term: (i) contracted for, was billed for, or received from the Company or any entity of the Company Group any product, service or process where you had contact with, supervision over, or acquired Confidential Information about such person or entity; (ii) was in contact with you or in contact with any other employee or agent of the Company with whom you were involved or had responsibility for overseeing concerning the sale or purchase of, or contract for, any product, service, or process from the Company during the Term; or (iii) was solicited by the Company in an effort in which you were involved during the Term or about which you acquired Confidential Information.

12. Other Obligations. It is understood that you currently serve as Chief Utility Solutions Officer and on the Advisory Board of BrightNight, and as non-Executive Chair of the Advisory Board of Cyrq Energy. Nothing in this Agreement shall prevent you from continuing to serve in such roles; provided, such other roles do not prevent you from, or otherwise interfere in any material way with, providing Services as contemplated by this Agreement. You agree that you will fully disclose to the Board any conflict or potential conflict of interest resulting from your other positions. In the event that the Company, for any reason in its discretion, believes that you have any conflict or potential conflict of interest involving your multiple roles, the Company may terminate your Services and this Agreement without advance notice.

13. Headings. Headings are included for convenience only, are not a part of these terms and conditions and shall not be taken as an interpretation of any provision hereof. References to the plural shall include the singular. The phrase “and/or” and the word “or” are both inclusive. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase, “without limitation.” The words “hereof,” “herein,” “hereunder” and similar terms refer to these terms and conditions as a whole and not to any particular provision.

14. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor or assign of the Company. The Company may assign this Agreement without your consent to an Affiliate or successor. Any such successor or assign of the Company shall be deemed substituted for the Company under the terms of this Agreement as appropriate. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in your right to receive any form of compensation hereunder shall be null and void.

15. Governing Law. This Agreement and all related documents and all matters arising out of or relating to this Agreement and the Services provided hereunder, for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

16. Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by you and the Company, except as herein otherwise provided.

17. Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18. Entire Agreement. This Agreement represents the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersedes any and all prior agreements and understandings concerning your employment relationship with the Company, including without limitation that certain Independent Contractor Consulting Agreement, by and between you and Centuri Construction Group, Inc., dated April 1, 2019, as amended.

19. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one day after mailing via Federal Express overnight or a similar overnight delivery service, or three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors in interest at the following addresses, or at such other addresses as the Parties may designate by written notice in the manner aforesaid:

If to the Company:	Jason S. Wilcock
19820 North 7th Avenue, Suite 120
Phoenix, AZ 85027
Email: jwilcock@centuri.com

or such other location that serves as the Company’s principal place of business.

If to Mr. Caudill:	Paul J. Caudill

20. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understands all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one agreement binding on you and the Company.

[Signature page follows]

If the terms of this Agreement are acceptable to you, please sign, date and return it to me, at which time this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,

CENTURI HOLDINGS, INC.

By:	/s/ Jason S. Wilcock

Name: Jason S. Wilcock

Title: Executive Vice President, Chief Legal & Administrative Officer

CENTURI GROUP, INC

By:	/s/ Jason S. Wilcock

Name: Jason S. Wilcock

Title: Executive Vice President, Chief Legal & Administrative Officer

Accepted and agreed:

/s/ Paul J. Caudill
Paul J. Caudill

Date: July 16, 2024

EXHIBIT A

Form of Restricted Stock Unit Agreement

FORM OF AWARD AGREEMENT FOR TIME-LAPSE

RESTRICTED STOCK UNITS

UNDER THE CENTURI HOLDINGS, INC.

OMNIBUS INCENTIVE PLAN

This Award Agreement for Time-Lapse Restricted Stock Units (this “Award Agreement”) is dated as of [●], 2024, by and between Centuri Holdings, Inc., a Delaware corporation (the “Company”), and Paul J. Caudill (the “Participant”), pursuant to the Centuri Holdings, Inc. Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this Award Agreement, shall have the meaning set forth in the Plan, and the Plan is incorporated by reference into this Award Agreement.

Overview of Your Award

Number of Restricted Stock Units Granted:	26,315

Date of Grant:

Vesting Schedule:

Subject to the Participant’s continuous provision of consulting services pursuant to that certain Interim CEO Consulting Agreement, by and between the Participant, the Company and Centuri Group, Inc., dated July 1, 2024 (the “Consulting Agreement”, and such consulting services, the “Services”), and other terms and conditions set forth in the Plan and this Award Agreement, the Time-Lapse Restricted Stock Units will vest on the following date (the “Vesting Date”), unless otherwise provided in this Award Agreement:

Units	Vesting Date
100%

1. Grant of Units. The Company hereby grants the Participant an Award of Restricted Stock Units covering the number of Shares set forth above (the “Units”) under the Plan, subject to the terms and conditions of the Plan and this Award Agreement. The Units are granted in consideration of the services to be rendered by the Participant to the Company or a Related Entity. Each Unit represents the right to receive one Share (or the cash equivalent thereof) if the Units vest. The Units shall be credited to a separate account maintained for the Participant on the books and records of the Company. All amounts credited to the Participant’s account shall continue for all purposes to be part of the general assets of the Company. Unless and until such time as Shares are issued in settlement of the vested Units, the Participant shall not have any of the rights of a stockholder of the Company with respect to any of the Shares, including any voting rights or rights with respect to dividends paid on the Shares. The Units or the rights relating thereto may not be sold, transferred, pledged, attached, assigned, or otherwise alienated or encumbered by the Participant in any manner, whether voluntarily, by operation of law, or otherwise. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Units or the rights relating thereto shall be wholly ineffective.

1. Vesting of Units. Except as otherwise provided herein, the Units will vest on the Vesting Date, subject to the Participant’s Service through the Vesting Date.

2. Forfeiture of Units. Except as provided otherwise in Section 4 below, unvested Units shall be forfeited upon a termination of the Participant’s Service. The Participant agrees to execute such documentation that may be reasonably requested by the Company or a Related Entity in connection with such forfeiture. All rights of the Participant with respect to any forfeited Units shall cease and terminate upon forfeiture of such Units, without any further obligation on the part of the Company or a Related Entity.

3. Termination of Service.

(a) Death, Disability, Involuntary Termination Without Cause or Non-Extension of Consulting Agreement Term. If, prior to the Vesting Date, the Participant’s Service is terminated (i) due to the Participant’s death, (ii) by the Company due to the Participant incurring a Disability, (iii) by the Company without Cause (for the avoidance of doubt, including if due to the appointment of a successor Chief Executive Officer), or (iv) due to the expiration of the Consulting Agreement term before the appointment of a successor Chief Executive Officer if such expiration is due to the Company not agreeing to extend the term of the Consulting Agreement, the Units shall become fully vested as of the date of such termination. For purposes of this Award Agreement, the terms “Disability” and “Cause” shall have the meanings as set forth in the Consulting Agreement.

(b) Other Terminations. For the avoidance of doubt, if the Participant’s Service is terminated for any reason other than those set forth in Section 4(a) prior to the Vesting Date, then any unvested Units shall be forfeited and the Participant’s rights with respect to any unvested Units shall cease and terminate, without any further obligation on the part of the Company or a Related Entity.

4. Dividend Equivalent Rights. From the Date of Grant and until the Units are settled pursuant to Section 6, the Participant’s account will be credited with Dividend Equivalent Rights (without interest and earnings) at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Shares. Any such Dividend Equivalent Rights shall be valued as of the date on which they are credited to the Participant and, unless determined otherwise by the Company, reallocated to additional Units. Such additional Units may also earn Dividend Equivalent Rights and shall vest in accordance with the Vesting Schedule as if such Units had been issued on the Date of Grant. Dividend Equivalent Rights shall be subject to the same vesting and forfeiture restrictions as the Units to which they are attributable.

5. Settlement of Units.

(a) Settlement After Outside Date. If the Units vest after the date of the distribution of Shares by Southwest Gas Holdings, Inc. (“Parent”) to its shareholders in a transaction intended to be governed by Section 355 of the Code (or such date that Parent notifies the Company that no such distribution will occur) (the “Outside Date”), as soon as administratively possible, as determined solely by the Company, but within 60 days following the applicable Vesting Date (which, for clarity, would be the earlier of the date of termination described in Section 4 or the applicable Vesting Date), the Participant shall receive a number of Shares equal to the number of Units that vest on the applicable Vesting Date (including any vested Units attributable to Dividend Equivalent Rights), and a cash payment in respect of any Dividend Equivalent Rights paid in cash. Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.

(b) Settlement Prior to Outside Date. If the Units vest on or prior to the Outside Date, the Units shall be settled in cash rather than Shares unless Parent has provided written consent that the Units may be settled in Shares pursuant to Section 6(a), with the amount of cash being equal to the product of the Fair Market Value of a Share on the applicable Vesting Date, multiplied by the number of Units that vest on the applicable Vesting Date and with such payment occurring on the same date that Shares would have otherwise been issued.

6. Administration. This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

7. Holding Requirements. Due to the Participant’s temporary role, the Participant shall not be subject to the Company’s Stock Ownership Guidelines and, accordingly, any Shares received pursuant to this Award Agreement will not be subject to any holding requirements thereunder.

8. Taxes. As an independent contractor, the Participant shall be fully responsible for, and shall bear, all taxes that may be imposed on the Participant with respect to the Units, including, without limitation, as a result of the receipt of Shares or Dividend Equivalent Rights. The Participant acknowledges that the Company will not withhold or deposit taxes for or on behalf of the Participant.

9. Section 409A. This Award Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Any distribution pursuant to this Award Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A. Payments upon termination of Service may only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, neither the Company nor any Related Entity makes any representations that the payments and benefits provided under this Award Agreement comply with Section 409A and in no event shall the Company or any Related Entity be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A. Notwithstanding anything to the contrary herein, if the Participant is a “specified employee” as defined in Section 409A, in the case of a distribution of Shares due to any termination, other than due to death, to the extent required to avoid incurring taxes under Section 409A, the distribution of Shares (and any Dividend Equivalent Rights) in respect of the vested Units shall not occur until the date which is six months following the Termination Date (or, if earlier, upon the death of the Participant). Upon a distribution of Shares as provided herein, the Company shall cause the Shares then being distributed to be registered in the Participant’s name. From and after the date of receipt of such distribution, the Participant or the Participant’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such Shares subject to applicable Company policies and state and federal regulations.

10. Restrictive Covenants. The Participant hereby acknowledges and agrees to continue to be bound by the restrictive covenants set forth in the Participant’s Consulting Agreement and any other restrictive covenants pursuant to which the Participant has previously agreed to be bound, which restrictive covenants are an integral part of the Company and the Company’s decision to grant the Units to the Participant. Accordingly, all such restrictive covenants contained in the Consulting Agreement and such other agreements are hereby deemed incorporated fully herein by reference as if set forth herein. Accordingly, all such restrictive covenants contained herein, and such other agreements, are hereby deemed incorporated fully herein by reference as if set forth herein.

11. Miscellaneous.

(a) Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Related Entity to terminate the Participant’s Service, nor confer upon the Participant any right to continued service with the Company or any Related Entity or continued service as a Board member.

(b) Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c) The Participant shall not have voting rights with respect to the Units until the Units are settled and have been distributed as Shares.

(d) This Award Agreement shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) This Award Agreement shall be governed by the corporate laws of the State of Delaware, without giving effect to any conflict of law provisions that might otherwise refer construction or interpretation of this Award Agreement or the Plan to the substantive law of another jurisdiction.

(f) Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

(g) The Participant understands that the Units and the Shares settled therefrom are subject to the Company’s clawback policy as effective from time to time.

The Participant acknowledges that this Award Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the Units granted pursuant to this Award Agreement. The Participant has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety and agrees to be bound by the determinations of the Committee and Parent. The Participant acknowledges that Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the Units are vested and the Units are settled in the form of Shares. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

CENTURI HOLDINGS, INC.

By:
Jason S. Wilcock
Executive Vice President, Chief Legal & Administrative Officer

PARTICIPANT

By:
Paul J. Caudill